Exhibit 10.20

TERMS OF EMPLOYMENT – DANA T. AFTAB

(as of December 15, 2022)

TITLE: Executive Vice President, Discovery and Translational Research, and Chief Scientific Officer

ANNUAL BASE SALARY: $560,000.22 annually

BONUS TARGET: 50% of Annual Base salary

INITIAL RESTRICTED STOCK UNIT (RSU) AWARD: 100,000 shares of Exelixis, Inc. common stock pursuant to the Exelixis, Inc. 2017 Equity Incentive Plan. The vesting schedule for this RSU award is 1/4th on the first established RSU vesting date following the one year anniversary of the grant date (the “Initial RSU Vesting Date”) and 1/4th of the original number of shares subject to the RSU award on each succeeding annual anniversary of the Initial RSU Vesting Date until fully-vested, provided that vesting ceases upon termination of “continuous service” with Exelixis, Inc., as such term is defined in the Exelixis, Inc. 2017 Equity Incentive Plan.